Exhibit 99.1

EXECUTION COPY

DREAMWORKS ANIMATION SKG, INC.

1000 FLOWER STREET

GLENDALE, CA 91201

April 22, 2009

Mr. Jeffrey Katzenberg

c/o Mickey Rutman

Breslauer & Rutman

11400 W. Olympic Boulevard, Suite 550

Los Angeles, CA 90064

Dear Jeffrey:

Reference is made to that certain executed Employment Agreement, dated as of October 25, 2007, between DreamWorks Animation SKG, Inc., a Delaware corporation (“Studio”), and you, whereby Studio agreed to employ you and you agreed to accept such employment until October 26, 2009 upon the terms and conditions set forth therein (such agreement, the “Prior Agreement”). Studio now wishes to amend and restate the Prior Agreement in order to, among other things, continue your employment beyond October 26, 2009, and you wish to remain employed by Studio beyond such date, in each case pursuant to the terms and conditions set forth below. Therefore, the parties now hereby agree to amend and restate the Prior Agreement in its entirety as set forth in this agreement (this “Agreement”), effective as of the date shown above:

1. Term. The term of your employment commenced on October 27, 2004, which was the closing date of Studio’s initial public offering (the “Commencement Date”), and shall continue for a period of up to five (5) years after the execution date hereof, up to and including April 22, 2014. This period shall hereinafter be referred to as the “Employment Term”.

2. Duties/Responsibilities/Reporting.

a. General. Your title shall be “Chief Executive Officer” of Studio. You shall have such duties and responsibilities as are consistent with the traditional position of Chief Executive Officer of publicly traded major entertainment and media corporations. No other individual shall have the title Chief Executive Officer or hold a position equal to or superior to yours or have any authority equal to or superior to yours during the Employment Term without your consent. You shall report solely and directly to the Board of Directors of Studio.

Without limiting the foregoing, you shall have authority over all operations and the overall direction of Studio, within maximum individual project and aggregate cost limits to be established as part of the business plan or otherwise as approved by the Board of Directors. All other employees of Studio and such affiliates and subsidiaries as may hereafter be established shall report directly to you or to you through such other personnel as you may designate.

b. Services. Except as herein otherwise specified, during the Employment Term you shall devote your business time and efforts to the affairs of Studio in substantially the same manner as you have previously rendered services in connection with your previous work experience.

3. Exclusivity.

a. Exclusivity Provisions. Except as otherwise provided herein, your personal professional services shall be exclusive to Studio. Moreover, you shall not make any investments after the date hereof other than as permitted in Paragraph 3.b below. The foregoing two sentences of this Paragraph 3 shall be collectively referred to herein as the “Exclusivity Provisions”. Paragraph 3.b shall be an exception to the Exclusivity Provisions and Paragraph 8 below.

b. Investments. The Exclusivity Provisions shall not prohibit your ownership or services in connection with investments which you or members of your family or your charitable trusts or foundations (directly or indirectly) owned as of June 28, 1995 and future investments which: (a) do not require devotion of a substantial amount of your personal professional services which shall include, without limitation, passive investment interests or limited partnership interests and (b) do not compete with Studio’s business when the investment is made, provided however that you may own directly or indirectly up to 5% of a publicly held company, limited partnership interests or other passive investment interests in private companies even if it does compete with Studio’s business.

4. Compensation.

a. Base Salary. For all services rendered under this Agreement, Studio will pay you a base salary at an annual rate of One Dollar ($1.00).

b. Equity-based compensation.

(i) Immediately prior to the Commencement Date, you received, pursuant to the 2004 Omnibus Incentive Compensation Plan, stock options with respect to Studio’s Class A Common Stock (such stock options, and any other stock options granted to you by Studio, “Options”) having a grant-date value of $4,740,000 and restricted shares of Studio’s Class A Common Stock (such restricted shares, and any other restricted shares granted to you by Studio, “Restricted Stock”) having a grant-date value of $12,990,000 (the “Initial Grants”).

(ii) Concurrently with the execution of this Agreement, you shall receive an award of 900,000 performance-based restricted shares and an award of 1,600,000 stock appreciation rights (“SARs”). The vesting of such awards shall be subject to conditions (including achievement of performance goals) as specified in the agreements evidencing the grant of such awards, attached hereto as Exhibits A and B, and which agreements shall be executed concurrently with this Agreement.

(iii) In addition, you will be eligible, while you remain employed hereunder, for each of the years 2010, 2011 and 2012, subject to annual approval by the Compensation Committee of the Board of Directors (the “Compensation Committee”), to receive annual equity incentive awards of Options and Restricted Stock (or such other form of equity-based compensation as the Compensation Committee may determine); provided, however, that the Compensation Committee, in its sole discretion, shall, at the time it makes the annual grant for 2010 and/or 2011, be permitted to make a combined grant to you that is intended to cover the annual grants for two or more years, in which case, you shall not be entitled to receive another annual award for the second and/or third year(s) covered by any such combined grant. It is our present expectation that each such annual award will have an annual aggregate grant-date value targeted at $8,000,000. In the event that such awards consist of more than one type of award (e.g., Options, Restricted Stock, SARs and restricted stock units), they shall be divided as determined by the Compensation Committee.

(iv) All Options and Restricted Stock (and any other equity-based awards) referred to in this Paragraph 4.b will (x) be valued using a method or methods (including where appropriate a Black-Scholes or other fair-value method) as determined by the Compensation Committee from time to time (and, in the case of the Initial Grants, taking into account the IPO price to the public without regard to the underwriters’ discount), (y) become fully vested, exercisable (if applicable) and nonforfeitable within a period not to exceed four (4) years from the date of grant, contingent on both the continuing performance of services to Studio (subject to Paragraphs 4.b(v), 9, 10, 11, 12, 13 and 27) and the achievement of performance goals as established by the Compensation Committee from time to time, and (z) otherwise be subject to such terms and conditions as may be set forth in any applicable equity compensation plan of Studio (each such plan, a “Plan”) or determined by the Compensation Committee from time to time.

(v) Upon expiration of the Employment Term (i.e., April 22, 2014), but only if your employment hereunder has not been terminated earlier, (x) you will be entitled to all equity-based compensation vested as of such date, and (y) provided that you retire from Studio, your equity-based compensation that has not yet vested as of April 22, 2014 will become vested as provided in this Paragraph 4.b(v). Accordingly, in the event that you retire from Studio, (A) in the case of equity-based compensation awards that are subject to time-based vesting criteria, the full amount of such awards will vest on April 22, 2014, and (B) in the case of equity-based compensation awards that are subject to performance-based vesting criteria, following April 22, 2014, such awards will continue to remain subject to the achievement of performance goals, as provided pursuant to the Plan and the agreements evidencing such awards and to such other terms and conditions as may be determined by the Compensation Committee at the time of the grant. Notwithstanding clause (B) of the immediately preceding sentence, in the event that a change of control (as defined in Paragraph 27) occurs prior to the end of the applicable performance period, unless provision is made in connection with such change of control for assumption of such awards or substitution for such awards in the manner described in Paragraph 27.a, such awards shall be treated in accordance with the proviso of Paragraph 27.a. Subject to the foregoing, all

Options, SARs and any similar equity-based awards will remain exercisable for the balance of the term of the grant. In the case of restricted stock units that are subject to time-based vesting criteria, provided that you retire from Studio, such awards will be settled within thirty (30) days following April 22, 2014. In the case of restricted stock units that are subject to performance-based vesting criteria, except as otherwise provided in Paragraph 27, such awards will be settled on the seventieth (70th) day after the date that such awards become vested. For purposes of the immediately preceding sentence, an award will be deemed to have vested when it is no longer subject to a substantial risk of forfeiture (within the meaning of Treasury Regulation Section 1.409A-1(d)). For purposes of this Agreement, “retirement” or “retire” shall mean that you have ceased to be an employee of Studio, for any reason, as of any date during the 30-day period commencing on April 22, 2014 and, as of such date, (A) you have attained the age of 55 and (B) the sum of your age and years of service with Studio is at least 70. For purposes of the foregoing sentence, your employment with Studio shall be deemed to have commenced on March 1, 1995. In the event that you do not retire pursuant to this Paragraph 4.b(v) and instead remain employed by Studio on May 22, 2014, your outstanding equity-based compensation awards will continue to vest during your continued employment in accordance with the terms of the applicable awards and any new employment agreement between you and Studio.

(vi) Studio agrees to use its best efforts to either (A) in the case of equity-based compensation awards granted to you that have a scheduled vesting date that is after April 22, 2014, grant only those types of awards that are not expected to be subject to immediate taxation upon the date that you reach eligibility to retire pursuant to Paragraph 4.b(v) (e.g., Options or SARs) or (B) in the event that Studio has granted awards to you that are subject to taxation in such a case (e.g., Restricted Stock and certain restricted stock units), then if you do not retire pursuant to Paragraph 4.b(v) and instead remain employed pursuant to the last sentence of Paragraph 4.b(v), Studio will accelerate vesting and distribution of shares of Studio’s Class A Common Stock (the “Shares”) subject to such award to the extent necessary to cover applicable tax withholding obligations, including without limitation under the Federal Insurance Contributions Act (and related pyramiding income tax withholding) in accordance with Treasury Regulation Section 1.409A-3(j)(4)(vi) or any successor provision, and shall permit you to sell a number of additional Shares sufficient to pay any other marginal income taxes with respect thereto, and all other Shares applicable to such awards shall remain nontransferable and forfeitable by you in accordance with Paragraph 4.b(v) and the applicable plan(s) and/or award agreement(s).

5. Benefits. In addition to the foregoing, during the period of your employment with Studio, you shall be entitled to coverage in accordance with Studio’s standard leave of absence policy and you shall be entitled to vacation days and/or personal days to be taken subject to the demands of Studio (as determined by Studio) and consistent with the amount of days taken by other senior level executives (provided, however, no vacation time will be accrued during the Employment Term) and you shall be entitled to participate in such other medical, dental and life insurance, 401(k), pension and other benefit plans as Studio may have or establish from time to time for its most senior executives. The foregoing, however, shall not be construed to require Studio to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. All benefits you may be entitled to as an employee of Studio shall be on a most favored nations basis with any executive of Studio.

6. Business Expenses. During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed for Chief Executive Officers of publicly traded major motion picture, television and record companies. All Studio business-related air travel by you shall be by private aircraft. You may take guests, if desired, on business-related travel as you determine necessary. You shall be entitled to utilize private aircraft for personal use subject to your reimbursement to Studio of the allocable costs of any personal travel. You shall be entitled to the services of such reasonable security personnel as you request at Studio’s expense. Expenses shall be eligible for reimbursement hereunder to the extent that they are incurred by you during the period of your employment with Studio pursuant to this Agreement. All reimbursable expenses shall be reimbursed to you as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

7. Indemnification. You shall be fully indemnified and held harmless by Studio to the fullest extent permitted by law from any claim, liability, loss, cost or expense of any nature (including attorney’s fees of counsel selected by you, judgments, fines, any amounts paid or to be paid in any settlement, and all costs of any nature) incurred by you (all such indemnification to be on an “after tax” or “gross-up” basis) which arises, directly or indirectly, in whole or in part out of any alleged or actual conduct, action or inaction on your part in or in connection with or related in any manner to your status as an employee, agent, officer, corporate director, member, manager, shareholder, partner of, or your provision of services to, Studio or any of its affiliated entities, or any entity to which you are providing services on behalf of Studio or which may be doing business with Studio. To the maximum extent allowed by law, all amounts to be indemnified hereunder including reasonable attorneys’ fees shall be promptly advanced by Studio until such time, if ever, as it is determined by final decision pursuant to Paragraph 24 below that you are not entitled to indemnification hereunder (whereupon you shall reimburse Studio for all sums theretofore advanced). Any tax gross-up payments that you become entitled to receive pursuant to this Paragraph 7 will be paid to you (provided that withholding taxes in respect thereof, if any, may be paid to the applicable taxing authority on your behalf, as applicable) as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which you remit the related taxes.

8. Covenants.

a. Confidential Information. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for any benefit of any third party, any trade secret or other confidential information of Studio or any of its affiliates (except as may required by law or in the performance of your duties hereunder consistent with Studio’s policies) and that you will comply with any confidentiality obligations of Studio known by you to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which you reasonably believe is entitled to disclose it to you.

b. Studio Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment and any works in progress, shall be works-made-for-hire and Studio shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Studio determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Studio under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed by Studio, and Studio shall have the right to use the same in perpetuity throughout the universe in any manner Studio may deem useful or desirable to establish or document Studio’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Paragraph 8.b is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Studio of any rights of ownership to which Studio may be entitled by operation of law by virtue of Studio or any of its affiliates being your employer.

c. Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Studio or any of its affiliates shall remain the exclusive property of Studio. In the event of the termination of your employment for any reason, and subject to any other provisions hereof, Studio reserves the right, subject to Paragraph 29.b, to the extent permitted by law and in addition to any other remedy Studio may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any specifically determined debt you owe to Studio or any of its affiliates at the time of or subsequent to the termination of your employment with Studio, and (ii) the value of Studio property which you retain in your possession after the termination of your employment with Studio following Studio’s written request for such item(s) return and your failure to return such items within thirty (30) days of receiving such notice. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

d. Promise Not To Solicit. You will not during the period of the Employment Term or for the period ending one (1) year after the earlier of expiration of the Employment Term or your termination hereunder, induce or attempt to induce any employees, exclusive consultants, exclusive contractors or exclusive representatives of Studio (or those of any of its affiliates) to stop working for, contracting with or representing Studio or any of its affiliates or to work for, contract with or represent any of Studio’s (or its affiliates’) competitors.

9. Incapacity.

a. In the event you become “medically disabled” at any time during the Employment Term, the Board of Directors may require Studio to give you written notice that it intends, subject to applicable state and federal law, to suspend this Agreement. Upon receipt of such notice, you shall be placed on a “medical payroll,” meaning you will remain employed for the first twenty-six (26) weeks of consecutive absence commencing upon receipt of such notice. Thereafter, if you are not able to resume your duties hereunder, your employment will be terminated. For purposes of this Agreement, the term “medically disabled” shall mean your inability, to perform a material portion of your duties for 90 consecutive days as a result of incapacity due to a mental or physical condition, which is determined to be total and permanent by a board-certified physician selected by you and Studio, and the determination of such physician shall be binding upon you and Studio.

b. Upon termination of employment as provided in Paragraph 9.a, you shall remain entitled to receive (i) for a period commencing on the termination of your employment by Studio and ending on the expiration of the Employment Term, payments at a rate equal to 50% of your rate of base salary, and such payments will be payable in accordance with Studio’s regular payroll practices applicable to similarly situated active employees, (ii) 100% of all medical, dental, life insurance and other benefits (excluding disability coverage, “Continued Benefits”) for the remainder of the then current Employment Term, and (iii) to retain all grants of equity-based compensation made to you on or prior to the date of termination, but will not be entitled to receive any grants of equity-based compensation thereafter. Except as specifically permitted by Section 409A, the Continued Benefits provided to you during any calendar year will not affect the Continued Benefits to be provided to you in any other calendar year. Unless otherwise specified in the Plan or in the agreement evidencing the grant, in each case as of the date of the grant, after termination of employment pursuant to Paragraph 9.a, your grants of equity-based compensation will be determined as follows. With respect to grants having performance-based vesting criteria, the amount of such award that is eligible to vest will be determined after the end of the performance period specified in the grant, or satisfaction of such other criteria pursuant to the Plan, subject to the applicable performance or other criteria, as if you had continued to remain employed with Studio throughout such performance period. With respect to grants having time-based vesting criteria, the full amount of such award will be eligible to vest. Vesting will be determined promptly following termination of employment. A ratable portion of the amount of each award that is eligible to vest will become vested by multiplying such amount by a fraction, the numerator of which is the sum of (i) your actual period of service in months through the date of termination plus (ii) 50% of the remaining

Employment Term in months determined as of the date of termination (but in no event will the numerator exceed the denominator), and the denominator of which is the total performance period in months (for grants having performance-based vesting criteria) or the total vesting period in months (for grants having time-based vesting criteria) specified in the grant. To avoid any double-counting, any part of any equity-based compensation award that has vested in accordance with the terms of the applicable award agreement shall be credited against any part of such award that you shall be entitled to receive or exercise pursuant to the determination set forth in the preceding sentence. The balance of such awards will be forfeited. Subject to this Paragraph 9.b and to the other terms and conditions of the grants, all Options, stock appreciation rights and any similar equity-based awards will remain exercisable for the remaining term of the grant. In the case of restricted stock units that are subject to performance-based vesting criteria, except as otherwise set forth in Paragraph 27, such awards will be settled on the seventieth (70th) day after the date that such awards become vested. In the case of restricted stock units that are subject to time-based vesting criteria, such awards will be settled within thirty (30) days following your termination of employment; provided, however, that in the case of any restricted stock units that constitute deferred compensation (within the meaning of Section 409A), unless you are disabled (within the meaning of Section 409A), then even though your rights to payment with respect to such restricted stock units will become vested pursuant to this Paragraph 9.b and the amount of such payment will be determined as of the date your employment terminates pursuant to this Section 9.b, such amount will not be paid to you until the earliest time permitted under Section 409A.

10. Death.

a. If you die prior to the end of the Employment Term, this Agreement shall be terminated as of the date of death and your beneficiary or estate shall be entitled to receive your base salary and all other benefits pro-rated up to the date on which the death occurs and for 12 months thereafter, but not to exceed the end of the then current Employment Term.

b. Upon termination of employment as provided in Paragraph 10.a, the rights to equity-based compensation of your estate or beneficiary will be determined in the same manner and at the same time as provided in Paragraph 9.b.

11. Termination for Cause. Studio may, at its option and upon resolution by the Board of Directors, terminate this Agreement forthwith for “cause”, including, without limitation, any obligation to pay the base salary or provide benefits or equity based compensation under this Agreement (except to the extent accrued or vested to the date of termination). For purposes of this Agreement, termination of this Agreement for “cause” shall mean only: (i) conviction of a felony or other crime involving moral turpitude or for embezzlement or the misappropriation of corporate assets, in any case, after the exhaustion of all possible appeals; or (ii) your material breach of Paragraphs 2.b, 3 or 8 hereof. Anything herein to the contrary notwithstanding, Studio will give you written notice prior to terminating this Agreement for your material breach under clause (ii), setting forth the exact nature of any alleged breach and the conduct required to cure such breach. You shall have thirty (30) days from the receipt of such notice within which to cure.

12. Involuntary Termination. Studio may terminate your employment other than for cause or on account of your being medically disabled, in which case you will receive (i) for a period commencing on the termination of your employment by Studio and ending on the expiration of the Employment Term, continued base salary payable in accordance with Studio’s regular payroll practices applicable to similarly situated active employees, and (ii) Continued Benefits as specified herein, until the end of the Employment Term. At the end of the Employment Term, you shall have the right to take over and continue, at your option and at your own expense, any benefits which by the terms of such benefit plans may be assumed. In the event of termination of your employment without cause pursuant to this Paragraph 12, (A) in the case of equity-based compensation awards that are subject to time-based vesting criteria, the full amount of such awards will vest on the date of the termination of your employment, and (B) in the case of equity-based compensation awards that are subject to performance-based vesting criteria, following the date of the termination of your employment, such awards will continue to remain subject to the achievement of performance goals, as provided pursuant to the Plan and the agreements evidencing such awards and to such other terms and conditions as may be determined by the Compensation Committee at the time of the grant. Notwithstanding clause (B) of the immediately preceding sentence, in the event that a change of control (as defined in Paragraph 27) occurs prior to the end of the applicable performance period, unless provision is made in connection with such change of control for assumption of such awards or substitution for such awards in the manner described in Paragraph 27.a, such awards shall be treated in accordance with the proviso of Paragraph 27.a. Subject to the foregoing, all Options, SARs and any similar equity-based awards will remain exercisable for the balance of the term of the grant; however, you will not be entitled to receive any future equity based compensation. In the case of restricted stock units that are subject to time-based vesting criteria, such awards will be settled within thirty (30) days following your termination of employment; provided, however, that in the case of any restricted stock units that constitute deferred compensation (within the meaning of Section 409A), unless you have experienced a separation from service (within the meaning of Section 409A), then even though your rights to payment with respect to such restricted stock units will become vested pursuant to this Paragraph 12 and the amount of such payment will be determined as of the date your employment terminates pursuant to this Paragraph 12, such amount will not be paid to you until the earliest time permitted under Section 409A, including under Treasury Regulation Section 1.409A-3(j)(4)(vi) or any successor provision. In the case of restricted stock units that are subject to performance-based vesting criteria, except as otherwise provided in Paragraph 27, such awards will be settled on the seventieth (70th) day after the date that such awards become vested. For purposes of the immediately preceding sentence, an award will be deemed to have vested when it is no longer subject to a substantial risk of forfeiture (within the meaning of Treasury Regulation Section 1.409A-1(d)). You agree that you will have no rights or remedies in the event of your termination without cause other than those set forth in this Agreement to the maximum extent allowed by law.

13. Termination For Good Reason. You shall be entitled to terminate employment for good reason, for the purpose of this Paragraph 13, in the event of (i) a material breach of this Agreement by Studio or (ii) any material reduction of your title or duties. Notwithstanding anything to the contrary contained herein, you will not be entitled to terminate your employment for good reason for purposes of this Agreement as the result of any event specified in the foregoing clauses (i) and (ii) unless, within ninety (90) days following the occurrence of such event, you give Studio written notice of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event. Studio shall have thirty (30) days from the receipt of such notice within which to cure (such period, the “Cure Period”). If, during the Cure Period, such event is remedied, then you will not be permitted to terminate your employment for good reason as a result of such event. If, at the end of the Cure Period, the event that constitutes good reason has not been remedied, you will be entitled to terminate your employment for good reason during the sixty (60) day period that follows the end of the Cure Period. If you do not terminate your employment during such sixty (60) day period, you will not be permitted to terminate your employment for good reason as a result of such event. In the event of your voluntary termination for good reason, you shall be entitled to the payments, benefits (including the post-term continuation of the applicable benefits) and equity based compensation provided under Paragraph 12 for involuntary termination without cause. You agree that you will have no rights or remedies in the event of your termination for good reason other than those set forth in this Agreement to the maximum extent allowed by law.

14. No Mitigation. In the event this Agreement is terminated for any reason prior to its expiration you shall not be required to mitigate your damages hereunder, nor shall Studio be entitled to offset from any sums owing to you hereunder any amounts received by you from any third party.

15. Section 317 and 508 of the Federal Communications Act. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services other valuable consideration from or to anyone other than Studio for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Studio and/or any of its affiliates.

16. Equal Opportunity Employer. You acknowledge that Studio is an equal opportunity employer. You agree that you will comply with Studio policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination or harassment.

17. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail and confirmed by fax at the respective addresses of the parties hereto set forth above, or at such address as may be designated in writing by either party, and in the case of Studio, to the attention of the General Counsel of Studio. A courtesy copy of any notice to you hereunder shall be sent to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10011, Attn: Lawrence I. Witdorchic, Esq., Fax: (212) 492-0237, and Breslauer & Rutman, 11400 W. Olympic Boulevard, Suite 550, Los Angeles, CA 90064, Fax: (310) 481-3615 Attn: Mickey Rutman. Any notice given by mail shall be deemed to have been given three (3) business days following such mailing.

18. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you (other than the right to receive payments which may be assigned to a company, trust or foundation owned or controlled by you) and any purported assignment in violation of the foregoing shall be deemed null and void. Studio shall have the right to assign this Agreement and your services hereunder only to an entity or person acquiring all or substantially all of the assets of Studio; provided however, as a condition to any such assignment, Studio shall require any person or entity acquiring all or substantially all of the assets of Studio to expressly assume the obligations of Studio hereunder pursuant to an assumption agreement reasonably acceptable to you and your counsel.

19. California Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein.

20. No Implied Contract. The parties intend to be bound only upon execution of this Agreement and no negotiation, exchange or draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment or any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

21. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

22. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the “Applicable Provision”) is so adjudged void or unenforceable, you and Studio shall take the following actions in the following order: (i) seek judicial reformation of the Applicable Provision; (ii) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision; and (iii) have an arbitration as provided in Paragraph 24 hereof determine a lawful replacement provision for the Applicable Provision; provided, however, that no such action pursuant to either of clauses (i) or (iii) above shall increase in any respect your obligations pursuant to the Applicable Provision.

23. Survival / Modification of Terms. Your obligations under Paragraph 8 hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Employment Term pursuant to Paragraph 11 hereof or otherwise. Studio’s obligations under Paragraphs 6 (with respect to expenses theretofore incurred) and 7 hereof shall survive indefinitely the termination of this Agreement regardless of the reason for such termination. Further, Paragraphs 4.b, 9.b, 10.b, 12, 13, 14 and 27 will continue to govern your entitlement, if any, to benefits and equity based compensation after the termination of the Employment Term, and Paragraph 24 will continue to govern any Claims (as defined below) by one party against the other.

24. Arbitration of Disputes. Any controversy or claim by you against Studio or any of its parent companies, subsidiaries, affiliates (and/or officers, directors, employees, representatives or agents of Studio and such parent companies, subsidiaries and/or affiliates), including any controversy or claim arising from, out of or relating to this Agreement, the breach thereof, or the employment or termination thereof of you by Studio which would give rise to a claim under federal, state or local law (including, but not limited to, claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation), or any claim against you by Studio (individually and/or collectively, “Claim(s)”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the parties. Both parties shall attend a mediation conference in Los Angeles County, California and attempt to resolve any and all Claims. If the parties are not able to resolve all Claims, then upon written demand for arbitration to the other party, which demand shall be made within a reasonable time after the Claim has arisen, any unresolved Claims shall be determined by final and binding arbitration in Los Angeles, California, in accordance with the Model Employment Procedures of the American Arbitration Association (collectively, “Rules”) by a neutral arbitrator experienced in employment law, licensed to practice law in California, in accordance with the Rules, except as herein specified. In no event shall the demand for arbitration be made after the date when the institution of legal and/or equitable proceedings based upon such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take depositions in Los Angeles, California of any opposing party or witnesses selected by such party and/or request production of documents by the opposing party before the arbitration hearing. By mutual agreement of the parties, additional depositions may be taken at other locations. In addition, upon a party’s showing of need for additional discovery, the arbitrator shall have discretion to order such additional discovery. You acknowledge and agree that you are familiar with and fully understand the need for preserving the confidentiality of Studio’s agreements with third parties and compensation of Studio’s employees. Accordingly, you hereby agree that to the extent the arbitrator determines that documents, correspondence or other writings (or portions thereof) whether internal or from any third party, relating in any way to your agreements with third parties and/or compensation of other employees are necessary to the determination of any Claim, you and/or your representatives may discover and examine such documents, correspondence or other writings only after execution of an appropriate confidentiality agreement. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter. The arbitrator shall issue a written decision setting forth the award and the findings and/or conclusions upon which such award is based. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either Studio or you. Notwithstanding the foregoing, the result of any such arbitration shall be binding but shall not be made public (including by filing a petition to confirm the arbitration award), unless necessary to confirm such arbitration award after non-payment of the award for a period of at least fifteen (15) days after notice to Studio of the arbitrator’s decision. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses, and all other expenses connected with presenting their Claims or defense(s). Other costs of arbitration shall be borne by Studio. Except as set forth below, should you or Studio pursue any Claim covered by this Paragraph 24 by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses, and reasonable outside attorneys’ fees incurred as a result of such action. The provisions contained in this Paragraph 24 shall survive the termination of your employment with Studio. Notwithstanding anything set forth above, you agree that any breach or threatened breach of this Agreement (particularly, but without limitation, with respect to Paragraphs 3 and 8, above) may result in irreparable injury to Studio, and therefore, in addition to the procedures set forth above, Studio may be entitled to file suit in a court of competent jurisdiction to seek a Temporary Restraining Order and/or preliminary or permanent injunction or other equitable relief to prevent a breach or contemplated breach of such provisions.

25. Unique Services. Notwithstanding anything to the contrary in Paragraph 24, above, you acknowledge that the services to be rendered by you under the terms of this Agreement, and the rights and privileges granted to Studio by you under its terms, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot reasonably or adequately be compensated in damages in any action at law, and that a breach by you of any of the provisions contained in this Agreement may cause Studio great and irreparable injury and damage. Notwithstanding anything to the contrary in Paragraph 24, above, you acknowledge that Studio shall be entitled, in addition to any other remedies it may have at law, to seek the remedies of injunction, and other equitable relief for a breach of this Agreement by you. This provision shall not, however, be construed as a waiver of any of the rights which Studio and/or you may have for damages or otherwise.

26. Name and Likeness. During the Employment Term, Studio shall have the right to use your name, biography and likeness in connection with its business as follows: You shall promptly submit to Studio a biography of yourself. Provided that you timely submit such biography, Studio shall not use any other biographical information other than contained in such biography so furnished, other than references to your prior professional services and your services hereunder, without your prior approval (which approval shall not be unreasonably withheld). If you fail to promptly submit a biography, then you shall not have the right to approve any biographical material used by Studio. You shall have the right to approve all likenesses of you used by Studio hereunder. Nothing herein contained shall be construed to authorize the use of your name, biography or likeness to endorse any person, entity, product or service or to use the same for similar commercial purposes.

27. Change of Control.

a. Except as set forth in Paragraph 27.b below, in the event of a “change of control” all unvested equity-based compensation held by you shall remain unvested and shall continue to vest in accordance with its terms, without regard to the occurrence of the change of control; provided, however, that unless provision is made in connection with the change of control for (i) assumption of such outstanding equity-based compensation or (ii) substitution for such equity-based compensation of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the exercise price, if applicable, in each case, that preserve the material terms and conditions of such outstanding equity-based compensation as in effect immediately prior to the change of control (including, without limitation, with respect to the vesting schedules, the intrinsic value of the awards (if any) as of the change of control and transferability of the shares underlying such awards), all such equity-based compensation shall accelerate vesting (on the basis that any mid-range or “target” goals rather than premium goals are deemed to have been achieved) immediately prior to such change of control, in which case, all outstanding restricted stock units (whether subject to time-based or performance-based vesting criteria) will be settled not later than the tenth (10th) day following the date of such change of control. Notwithstanding the foregoing, in the event that payment of any amount that would otherwise be paid pursuant to the proviso in the immediately preceding sentence would result in a violation of Section 409A, then even though your rights to payment of such amount will become vested pursuant to such proviso and the amount of such payment will be determined as of the change of control, such amount will not be paid to you until the earliest time permitted under Section 409A.

b. In the event that, during the 12-month period following a change of control, your employment is terminated by Studio other than for cause or by you for good reason, then notwithstanding any provision of this Agreement or any other agreement between you and Studio, all equity-based compensation held by you shall accelerate vesting (on the basis that any mid-range or “target” goals rather than premium goals are deemed to have been achieved) and, subject to the other terms and conditions of the grants, remain exercisable for the remainder of the term of the grant. All outstanding restricted stock units (whether subject to time-based or performance-based vesting criteria) will be settled not later than the tenth (10th) day following the date of termination of your employment.

c. For purposes of this Agreement, “change of control” shall mean the occurrence of any of the following events:

(i) during any period of fourteen (14) consecutive calendar months, individuals who were directors of Studio on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board of Directors of Studio (the “Board”); provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by Studio’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (each, a “Person”), in each case other than the management of Studio, the Board or the holders of Studio’s Class B common stock par value $0.01;

(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) Studio or (y) any of its Subsidiaries, but in the case of this clause (y) only if Studio Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of Studio to an entity that is not an Affiliate (a “Sale”), in each such case, if such Reorganization or Sale requires the approval of Studio’s stockholders under the law of Studio’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of Studio in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Studio Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including, without limitation, a corporation that as a result of such transaction owns Studio or all or substantially all Studio’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Studio Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than Studio), (2) no Person (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation, (y) you and (z) David Geffen) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities of the Continuing Corporation and (3) at least 50% of the members of the board of directors of the Continuing Corporation were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii) the stockholders of Studio approve a plan of complete liquidation or dissolution of Studio; or

(iv) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) Studio, (B) any trustee or other fiduciary holding securities under an employee benefit plan of Studio or an Affiliate or (C) any company owned, directly or indirectly, by the stockholders of Studio in substantially the same proportions as their ownership of the voting power of Studio Voting Securities)

becomes the beneficial owner, directly or indirectly, of securities of Studio representing 40% or more of the combined voting power of Studio Voting Securities but only if the percentage so owned exceeds the aggregate percentage of the combined voting power of Studio Voting Securities then owned, directly or indirectly, by you and David Geffen; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a change of control: (x) any acquisition directly from Studio or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Studio or an Affiliate.

d. In the event that it is determined (by the reasonable computation by a nationally recognized certified public accounting firm that shall be selected by Studio and reasonably acceptable to you (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to you) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by Studio or any affiliate to or for your benefit (including any payment, distribution, benefit or entitlement made by any person or entity effecting a change of control), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Paragraph 27.d. would be payable to you, exceeds the greatest amount of Parachute Payments that could be paid to you without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, being hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to you shall not exceed the amount which produces the greatest after-tax benefit to you after taking into account any Excise Tax to be payable by you. For the avoidance of doubt, this provision will reduce the amount of Parachute Payments otherwise payable to you, if doing so would place you in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments). You shall be permitted to provide Studio with written notice specifying which of the Parachute Payments will be subject to reduction or elimination; provided, however, that to the extent that your ability to exercise such authority would cause any Parachute Payment to become subject to any taxes or penalties pursuant to Section 409A, or if you do not provide Studio with any such written notice, Studio shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the date of the Accountant’s determination. Except as set forth in the preceding sentence, any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

28. Miscellaneous. Your sole and exclusive remedy for Studio’s breach, termination, or cancellation of this Agreement or any term hereof shall be an action for damages unless otherwise expressly limited hereunder, and you irrevocably waive any right to seek and/or obtain rescission and/or other equitable and/or injunctive relief. You agree that Studio may deduct and withhold from your compensation hereunder the amounts required to be deducted and withheld under the provisions of the Federal and California Income Tax Acts, Federal Insurance Contributions Act, California Unemployment Insurance Act, any and all amendments thereto, and other statutes heretofore or hereafter enacted requiring the withholding of compensation. All of Studio’s obligations in this Agreement are expressly conditioned upon you completing and delivering to Studio an Employment Eligibility Form (“Form I-9”) (in form satisfactory to Studio) and in connection therewith, you submitting to Studio original documentation demonstrating your employment eligibility.

29. Section 409A.

a. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

b. Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Studio or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under any Company Plan may not be reduced by, or offset against, any amount owing by you to Studio or any of it affiliates.

c. If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Studio from time to time) and (ii) Studio shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Studio (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, together with interest credited at the Applicable Federal Rate in effect as of the date of your termination of employment, on the first business day after such six-month period.

d. Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Studio reserves the right to make amendments to any Company Plan as Studio deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither Studio nor any affiliate shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

e. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

If the foregoing correctly sets forth your understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

DREAMWORKS ANIMATION SKG, INC.

By:	/S/ LEWIS COLEMAN
Its:	President and Chief Financial Officer

ACCEPTED AND AGREED AS OF THE

DATE FIRST ABOVE WRITTEN:

/S/ JEFFREY KATZENBERG
JEFFREY KATZENBERG

EXHIBIT A

STOCK APPRECIATION RIGHT AWARD AGREEMENT UNDER THE DREAMWORKS ANIMATION SKG, INC., 2008 OMNIBUS INCENTIVE COMPENSATION PLAN dated as of May 1, 2009, between DreamWorks Animation SKG, Inc. (the “Company”), a Delaware corporation, and JEFFREY KATZENBERG.

This Stock Appreciation Right Award Agreement (this “Award Agreement”) sets forth the terms and conditions of an award (the “Award”) of stock appreciation rights (“SARs”) that are granted to you under the DreamWorks Animation SKG, Inc., 2008 Omnibus Incentive Compensation Plan (the “Plan”). The target number of SARs subject to this Award is 1,600,000, at a price per Share of $[            ]1 (the “Exercise Price”), the closing per-Share price (as reported on the NASDAQ) on the date hereof. A SAR constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, whole shares of the Company’s Class A Common Stock, $0.01 par value (a “Share”), at the time such SAR vests and is exercised, as provided herein, equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR. (Fractional shares will not be delivered and the number of Shares to be delivered upon any exercise by you of SARs subject to this Award shall be rounded down to the nearest whole Share.) Until such delivery, you have only the rights of a general unsecured creditor and no rights as a shareholder of the Company.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10. BY SIGNING YOUR NAME BELOW, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern. In the event of any conflict between the terms of this Award Agreement and the terms of any individual employment agreement between you and the Company or any of its Affiliates (an “Employment Agreement”), the terms of your Employment Agreement will govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

[1]	To be determined based on the closing price per Share on May 1, 2009.

“Determination Date” means the date as soon as reasonably practicable following the completion of the Performance Period, but in no event later than December 1, 2012, as determined by the Committee, on which the Committee determines whether the Performance Goals have been achieved.

“Performance Goals” means the goals set forth on Schedule A, the achievement of which determine the number of SARs that shall become vested and exercisable pursuant to this Award.

“Performance Period” means the period from May 2, 2009 to May 1, 2012.

SECTION 3. Vesting and Exercise. (a) Performance-Based Vesting. On the Determination Date, the Committee shall determine whether the Performance Goals have been attained and shall provide notice to you of such determination as soon as reasonably practicable following such determination in accordance with Section 11 of this Agreement. Except as otherwise provided in your Employment Agreement or Section 3(b) of this Award Agreement, the vesting of your rights with respect to the SARs is contingent on the attainment of the Performance Goals as set forth on Schedule A. Accordingly, unless otherwise provided in your Employment Agreement or Section 3(b) of this Award Agreement, your rights with respect to SARs subject to this Award Agreement will not become vested unless the Committee determines that the Performance Goals have been attained. Upon such determination by the Committee and subject to the provisions of the Plan and this Award Agreement, you shall vest in that percentage of the target amount of this Award as corresponds to the Performance Goals attained as set forth on Schedule A. Furthermore, pursuant to Section 4 of this Award Agreement and except as otherwise provided in your Employment Agreement or Section 3(b) of this Award Agreement, in order for your rights with respect to any SARs to become vested, you must be employed by the Company or an Affiliate on May 1, 2012.

(b) Certain Vesting Events. In the event that (i) your employment is terminated prior to May 1, 2012 under any of the circumstances described in Paragraph 9 (Incapacity), 10 (Death), 12 (Involuntary Termination), 13 (Termination for Good Reason) or 27.b (Termination following a Change of Control) of your Employment Agreement or (ii) a change of control (as defined in Paragraph 27.d of your Employment Agreement) occurs and provision is not made in connection with such change of control for the assumption or substitution of this Award in the manner described in Paragraph 27.a of your Employment Agreement, then, in each case, your entitlement to become vested in the SARs pursuant to this Award shall be governed by the relevant section of your Employment Agreement, provided that, for purposes of this Award Agreement, all references in Paragraphs 27.a and 27.b of your Employment Agreement to mid-range or “target” goals shall be deemed to refer to a level of achievement of Performance Goals that will entitle you to vest in 100% of the SARs subject to this Award. In the event that your employment is terminated after May 1, 2012, your entitlement to vest in SARs pursuant to this Award shall be determined based on the achievement of the Performance Goals set forth on Schedule A.

(c) Exercise of SARs. SARs, to the extent that they are vested, may be exercised, in whole or in part (but not for fractional SARs), by delivery pursuant to the Company’s SARs exercise program currently administered by Smith Barney Citigroup Global Markets, Inc. (or such successor arrangement established by the Company) of a written or electronic notice, complying with the applicable procedures established by the Committee or the Company, stating the number of SARs that are thereby exercised. The notice shall be signed by you or any other person then entitled to exercise the SARs. Upon exercise, the Company shall deliver to you or your legal representative the number of Shares (rounded down to the nearest whole Share) equal to (x) (A) the excess, if any, of the Fair Market Value per Share on the exercise date over the Exercise Price per Share of the SAR, multiplied by (B) the number of SARs being exercised pursuant to such notice, divided by (y) the Fair Market Value per Share on the exercise date. Notwithstanding the foregoing, unless the Committee determines otherwise and except as otherwise provided in your Employment Agreement, unexercised SARs expire (i) automatically on the date of your termination of employment for Cause (as defined in your Employment Agreement or, if your Employment Agreement does not contain a definition of Cause, as determined by the Company) or (ii) 90 days after your termination of employment for any reason other than Cause; provided that all SARs will automatically expire on the tenth anniversary of this Award Agreement.

SECTION 4. Forfeiture of SARs. Unless the Committee determines otherwise, and except as otherwise provided in your Employment Agreement or Section 3(b) of this Award Agreement, if your employment with the Company and its Affiliates terminates prior to May 1, 2012, your rights with respect to such SARs shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5. Voting Rights; Dividend Equivalents. Prior to the date on which your rights with respect to a SAR have become vested and you exercise such SAR, you shall not be entitled to exercise any voting rights with respect to such SAR or any Shares with respect thereto, and shall not be entitled to receive dividends or other distributions with respect thereto.

SECTION 6. Non-Transferability of SARs. Unless otherwise provided by the Committee in its discretion, SARs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered except as provided in Section 9(a) of the Plan. Any purported assignment, alienation, pledge, attachment, sale or other transfer or encumbrance of a SAR in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Withholding, Consents and Legends. (a) Withholding. The delivery of Shares pursuant to Section 3(c) is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan. In the event that there is withholding tax liability in connection with the exercise of a SAR, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares you would be entitled to receive pursuant to the exercise of the SARs, a number of Shares having a Fair Market Value equal to such withholding tax liability.

(b) Consents. Your rights in respect of the SARs that are subject to this Award are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. Subject to the terms of this Award Agreement and your Employment Agreement, the Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution. (a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware and (ii) the courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the District of Delaware or (B) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel, accountants and other representatives (provided that such counsel, accountants and representatives agree not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	DreamWorks Animation SKG, Inc. 1000 Flower Street Glendale, CA 91201 Attention: General Counsel Telecopy: (818) 695-6123

If to you:	Jeffrey Katzenberg c/o Mickey Rutman Breslauer & Rutman 11400 W. Olympic Boulevard, Suite 550 Los Angeles, CA 90064

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10011 Attention: Lawrence I. Witdorchic, Esq. Telecopy: (212) 492-0237

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12. Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

SECTION 13. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the SARs shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 14. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 15. Section 409A. (a) It is intended that the SARs do not constitute non-qualified deferred compensation under Section 409A of the Code. In the event, however, that it is determined that the SARs are subject to Section 409A of the Code, it is intended that the provisions of this Award Agreement comply with Section 409A of the Code, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A of the Code), (i) you shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

DREAMWORKS ANIMATION SKG, INC.,

by
Name:
Title:

JEFFREY KATZENBERG,

SCHEDULE A

Performance Goals with respect to the SARs

Performance Period begins on May 2, 2009 and ends on May 1, 2012

If Total Shareholder Return (calculated in the manner set forth below) during any period of 365 consecutive days during the Performance Period (each, a “365 Day Period”) is at least $32.315 (the “First Hurdle Price”), then Performance Goals will be deemed to have been achieved with respect to 50% of the Shares subject to the Award. If Total Shareholder Return during any 365 Day Period is at least $36.53 (the “Second Hurdle Price”), then Performance Goals will be deemed to have been achieved with respect to 100% of the Shares subject to the Award.

For purposes of the foregoing, Total Shareholder Return will be deemed to equal the average closing stock price as reported by the NASDAQ (or any other stock exchange) (the “Closing Price”) for each trading day during the relevant 365 Day Period, as adjusted in accordance with the following sentences to reflect any dividends. For each cash dividend that is paid during the Performance Period, (1) the First Hurdle Price, (2) the Second Hurdle Price and (3) the Closing Price, in each case, for each trading day during the Performance Period that is less than 365 days prior to the relevant ex-dividend date, shall be deemed to be decreased by the amount of such dividend. For each stock dividend that is paid during the Performance Period, (x) the First Hurdle Price, (y) the Second Hurdle Price and (z) the Closing Price, in each case, for each trading day during the Performance Period that is less than 365 days prior to the relevant ex-dividend date, shall be deemed to be divided by the sum of (a) one and (b) the percentage equal to the stock dividend.

Examples:

$3 Cash Dividend – Assume the Closing Price is $30 per Share on the day prior to the ex-dividend date. Subtract $3 from all the numbers, so the Closing Price on that date would be deemed to have been $27, the First Hurdle Price would become $29.315 and the Second Hurdle Price would become $33.53.

2 for 1 Stock Split – Assume the Closing Price is $30 per Share on the day prior to the ex-dividend date. Divide all numbers by 2, so the Closing Price on that date would be deemed to have been $15, the First Hurdle Price would become $16.1575 and the Second Hurdle Price would become $18.265.

10% Stock Dividend – Assume the Closing Price is $30 per Share on the day prior to the ex-dividend date. Divide all numbers by 1.1, so the Closing Price on that date would be deemed to have been $27.2727, the First Hurdle Price would become $29.3772 and the Second Hurdle Price would become $33.209.

EXHIBIT B

PERFORMANCE COMPENSATION AWARD AGREEMENT UNDER THE DREAMWORKS ANIMATION SKG, INC., 2008 OMNIBUS INCENTIVE COMPENSATION PLAN dated as of May 1, 2009, between DreamWorks Animation SKG, Inc. (the “Company”), a Delaware corporation, and JEFFREY KATZENBERG.

This Performance Compensation Award Agreement (this “Award Agreement”) sets forth the terms and conditions of a target award of 900,000 performance compensation shares (the “Award”) of the Company’s Class A Common Stock, $0.01 par value, that are subject to certain restrictions on transfer and risks of forfeiture and other terms and conditions specified herein (“Restricted Shares”) and that are granted to you under the DreamWorks Animation SKG, Inc., 2008 Omnibus Incentive Compensation Plan (the “Plan”).

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10. BY SIGNING YOUR NAME BELOW, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement; provided, however, that, notwithstanding the foregoing, the provisions of Section 6(e)(vi)(D) of the Plan, including but not limited to the concept of “negative discretion”, shall not be applicable to the Restricted Shares. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern. In the event of any conflict between the terms of this Award Agreement and the terms of any individual employment agreement between you and the Company or any of its Affiliates (an “Employment Agreement”), the terms of your Employment Agreement will govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Determination Date” means the date as soon as reasonably practicable following the completion of the Performance Period, but in no event later than December 1, 2012, as determined by the Committee, on which the Committee determines whether the Performance Goals have been achieved.

“Performance Goals” means the goals set forth on Schedule A, the achievement of which determine the number of Restricted Shares that shall vest pursuant to this Award.

“Performance Period” means the period from May 2, 2009 to May 1, 2012.

SECTION 3. Vesting and Delivery. (a) Performance-Based Vesting. On the Determination Date, the Committee shall determine whether the Performance Goals have been attained and shall provide notice to you of such determination as soon as reasonably practicable following such determination in accordance with Section 11 of this Agreement. Except as otherwise provided in your Employment Agreement or Section 3(b) of this Award Agreement, the vesting of your rights with respect to the Restricted Shares is contingent on the attainment of the Performance Goals as set forth on Schedule A. Accordingly, unless otherwise provided in your Employment Agreement or Section 3(b) of this Award Agreement, your rights with respect to the Restricted Shares subject to this Award Agreement will not become vested unless the Committee determines that the Performance Goals have been attained. Upon such determination by the Committee and subject to the provisions of the Plan and this Award Agreement, you shall vest in that percentage of the target amount of Restricted Shares as corresponds to the Performance Goals attained as set forth on Schedule A. Furthermore, pursuant to Section 4 of this Award Agreement and except as otherwise provided in your Employment Agreement or Section 3(b) of this Award Agreement, in order for your rights with respect to any Restricted Shares to become vested, you must be employed by the Company or an Affiliate on May 1, 2012.

(b) Certain Vesting Events. In the event that (i) your employment is terminated prior to May 1, 2012 under any of the circumstances described in Paragraph 9 (Incapacity), 10 (Death), 12 (Involuntary Termination), 13 (Termination for Good Reason) or 27.b (Termination following a Change of Control) of your Employment Agreement or (ii) a change of control (as defined in Paragraph 27.d of your Employment Agreement) occurs and provision is not made in connection with such change of control for the assumption or substitution of this Award in the manner described in Paragraph 27.a of your Employment Agreement, then, in each case, your entitlement to become vested in the Restricted Shares pursuant to this Award shall be governed by the relevant section of your Employment Agreement, provided that, for purposes of this Award Agreement, all references in Paragraphs 27.a and 27.b of your Employment Agreement to mid-range or “target” goals shall be deemed to refer to a level of achievement of Performance Goals that will entitle you to vest in 100% of the Restricted Shares subject to this Award. In the event that your employment is terminated after May 1, 2012, your entitlement to vest in the Restricted Shares pursuant to this Award shall be determined based on the achievement of the Performance Goals set forth on Schedule A.

(c) Delivery of Shares. On or following the date of this Award Agreement, the Restricted Shares subject to this Award Agreement shall be evidenced in such manner as the Company shall determine. Any certificate or book entry credit issued or entered in respect of such Restricted Shares shall be registered in your name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Restricted Shares, substantially in the following form:

“The transferability of the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the DreamWorks Animation SKG, Inc. 2008 Omnibus Incentive Compensation Plan and an Award Agreement, as well as the terms and conditions of applicable law. Copies of such Plan and Agreement are on file at the offices of DreamWorks Animation SKG, Inc.”

The Company shall require that the certificates or book entry credits evidencing title of the Restricted Shares be held in custody by the Company until such time, if any, as your rights with respect to the Restricted Shares have vested, and the Company may require that, as a condition of your receiving the Restricted Shares you shall have delivered to the Company a stock power, endorsed in blank, relating to such Restricted Shares. To the extent that your rights with respect to the Restricted Shares become vested, the legend set forth above shall be removed from the certificates or book entry credits evidencing such Shares.

SECTION 4. Forfeiture of Restricted Shares. Unless the Committee determines otherwise, and except as otherwise provided in your Employment Agreement or Section 3(b) of this Award Agreement, if your employment with the Company and its Affiliates terminates prior to May 1, 2012, your rights with respect to the Restricted Shares shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5. Voting Rights; Dividend Equivalents. Prior to the date on which your rights with respect to a Restricted Share have become vested, you shall not be entitled to exercise any voting rights with respect to such Restricted Share and shall not be entitled to receive dividends or other distributions with respect thereto.

SECTION 6. Non-Transferability of Restricted Shares. Unless otherwise provided by the Committee in its discretion, Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered except as provided in Section 9(a) of the Plan. Any purported assignment, alienation, pledge, attachment, sale or other transfer or encumbrance of a Restricted Share in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Section 83(b) Election, Withholding, Consents and Legends. (a) Section 83(b) Election. You are authorized, if you so choose, to file an election with the Internal Revenue Service pursuant to Section 83(b) of the Code, and the applicable Treasury regulations, with respect to all or a portion of the Restricted Shares. You agree that if you make such Section 83(b) election, you will provide a copy of such election to the Company not later than ten (10) days after filing the election with the Internal Revenue Service or other governmental authority. The Company has made no recommendation to you with respect to the advisability of making any such election. You acknowledge that it is your sole responsibility to seek advice regarding Section 83(b) of the Code and to determine the effect of making or failing to make such election.

(b) Withholding. The delivery of Share certificates or removal of legends from book entry credits evidencing the Shares pursuant to Section 3(c) is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan. In the event that there is withholding tax liability in connection with the vesting of the Restricted Shares, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the Shares that have vested, a number of Shares having a Fair Market Value equal to such withholding tax liability. For the avoidance of doubt, no Shares will be withheld by the Company to satisfy any tax liability to which you may become subject in the event you choose to make a Section 83(b) election in connection with the grant of the Restricted Shares.

(c) Consents. Your rights in respect of Restricted Shares are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(d) Legends. In addition to the legend set forth in Section 3(c) above, the Company may affix to certificates for Shares issued pursuant to this Award Agreement any other legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. Subject to the terms of this Award Agreement and your Employment Agreement, the Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution. (a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware and (ii) the courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the District of Delaware or (B) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel, accountants and other representatives (provided that such counsel, accountants and representatives agree not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	DreamWorks Animation SKG, Inc. 1000 Flower Street Glendale, CA 91201 Attention: General Counsel Telecopy: (818) 695-6123

If to you:	Jeffrey Katzenberg c/o Mickey Rutman Breslauer & Rutman 11400 W. Olympic Boulevard, Suite 550 Los Angeles, CA 90064

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10011 Attention: Lawrence I. Witdorchic, Esq. Telecopy: (212) 492-0237

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12. Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

SECTION 13. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and Restricted Shares shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 14. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 15. Section 409A. (a) It is intended that the Restricted Shares do not constitute non-qualified deferred compensation under Section 409A of the Code. In the event, however, that it is determined that the Restricted Shares are subject to Section 409A of the Code, it is intended that the provisions of this Award Agreement comply with Section 409A of the Code, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(b) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c) If, at the time of your separation from service (within the meaning of Section 409A of the Code), (i) you shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

(d) Notwithstanding any provision of this Award Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

DREAMWORKS ANIMATION SKG, INC.,

by
Name:
Title:

JEFFREY KATZENBERG,

SCHEDULE A

Performance Goals with respect to the Restricted Shares

Performance Period begins on May 2, 2009 and ends on May 1, 2012

If Total Shareholder Return (calculated in the manner set forth below) during any period of 365 consecutive days during the Performance Period (each, a “365 Day Period”) is at least $32.315 (the “First Hurdle Price”), then Performance Goals will be deemed to have been achieved with respect to 50% of the Restricted Shares. If Total Shareholder Return during any 365 Day Period is at least $36.53 (the “Second Hurdle Price”), then Performance Goals will be deemed to have been achieved with respect to 100% of the Restricted Shares.

For purposes of the foregoing, Total Shareholder Return will be deemed to equal the average closing stock price as reported by the NASDAQ (or any other stock exchange) (the “Closing Price”) for each trading day during the relevant 365 Day Period, as adjusted in accordance with the following sentences to reflect any dividends. For each cash dividend that is paid during the Performance Period, (1) the First Hurdle Price, (2) the Second Hurdle Price and (3) the Closing Price, in each case, for each trading day during the Performance Period that is less than 365 days prior to the relevant ex-dividend date, shall be deemed to be decreased by the amount of such dividend. For each stock dividend that is paid during the Performance Period, (x) the First Hurdle Price, (y) the Second Hurdle Price and (z) the Closing Price, in each case, for each trading day during the Performance Period that is less than 365 days prior to the relevant ex-dividend date, shall be deemed to be divided by the sum of (a) one and (b) the percentage equal to the stock dividend.

Examples:

$3 Cash Dividend – Assume the Closing Price is $30 per Share on the day prior to the ex-dividend date. Subtract $3 from all the numbers, so the Closing Price on that date would be deemed to have been $27, the First Hurdle Price would become $29.315 and the Second Hurdle Price would become $33.53.

2 for 1 Stock Split – Assume the Closing Price is $30 per Share on the day prior to the ex-dividend date. Divide all numbers by 2, so the Closing Price on that date would be deemed to have been $15, the First Hurdle Price would become $16.1575 and the Second Hurdle Price would become $18.265.

10% Stock Dividend – Assume the Closing Price is $30 per Share on the day prior to the ex-dividend date. Divide all numbers by 1.1, so the Closing Price on that date would be deemed to have been $27.2727, the First Hurdle Price would become $29.3772 and the Second Hurdle Price would become $33.209.

B-9